FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 17, 1997


           APOGEE ENTERPRISES, INC. REPORTS THIRD QUARTER RESULTS,
              EARNS $0.20 PER SHARE BEFORE NONRECURRING CHARGE

- Third quarter loss was caused by a previously announced nonrecurring charge related to its curtainwall operations.

- Third quarter charge was $26.0 million pre-tax; $16.0 million after-tax, or $0.56 per share.

- After restructuring, curtainwall operations will account for less than 12% of Apogee's revenues.

- Glass Technologies operating income rose 26% on a 23% increase in sales.

Third Quarter Fiscal 1998 Highlights
(Amounts in thousands, except per share data and percentages)



                                      Third Quarter Ended                        Nine Months Ended
                                  ------------------------------   %      ----------------------------------   %
                                    11/29/97        11/30/96     Change        11/29/97          11/30/96    Change
------------------------------------------------------------------------  ------------------------------------------
Net Sales                          $   250,946      $   228,781      10%      $    746,800     $    710,543       5%
Net Earnings (Loss) (1)            $   (10,435)     $     7,602    -237%      $      5,996     $     20,558     -71%
Earnings (Loss) per Share (1)      $     (0.37)     $      0.27    -237%      $       0.21     $       0.74     -72%
Average Shares Outstanding              28,545           28,053       2%            28,499           27,910       2%

Operating Income (Loss)            $   (16,569)     $    12,483     N/M       $     13,390     $     37,364     (64)%
- Building Products & Services     $   (27,473)     $       677     N/M       $    (28,113)    $      3,363     N/M
- Glass Technologies               $     8,228      $     6,535      26%      $     21,412     $     14,462      48%
- Auto Glass                       $     2,953      $     3,891     (24)%     $     20,715     $     18,865      10%
- Corporate and other              $      (277)     $     1,380     N/M       $       (624)    $        674     N/M
------------------------------------------------------------------------  ------------------------------------------



(1) Fiscal 1998 third quarter includes nonrecurring charge of $26.0 million pre-tax; $16.0 million after-tax, or $0.56 per share, related to the curtainwall unit of the Building Products & Services segment.


-------------------------------------------------------------------------------

"Glass Technologies continues to generate outstanding growth, but Apogee's earnings decreased overall in the third quarter due to disappointments we are addressing in our other two business segments. In Building Products & Services, we are significantly reducing the scope of our curtainwall operations to rebuild profitability; in Auto Glass, while sales growth is outpacing the industry, the current market is soft and is putting continued pressure on margins. In response to this pressure, we will be taking significant steps to reduce our cost structure."
        - Donald W. Goldfus, Chairman, Chief Executive Officer and President

-------------------------------------------------------------------------------

                                   -MORE-

FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 17, 1997

            APOGEE ENTERPRISES, INC. REPORTS THIRD QUARTER RESULTS
               EARNS $0.20 PER SHARE BEFORE NONRECURRING CHARGE

MINNEAPOLIS, Minnesota, December 17, 1997 - Despite a 26 percent rise in Glass Technologies operating income, Apogee Enterprises, Inc. (Nasdaq: APOG) reported sharply lower results for the third quarter of fiscal 1998 due to a previously announced nonrecurring charge related to curtainwall operations in the New Construction unit of Building Products & Services, foreign currency translation losses related to curtainwall projects in Malaysia, lessening demand and lower margins in Auto Glass, and additional losses in one European curtainwall project.

For the third quarter ended November 29, 1997, Apogee had a net loss of $10.4 million or $0.37 per share, compared with net earnings of $7.6 million or $0.27 per share, which reflects Apogee's 2:1 stock split effective February 14, 1997. Excluding the after-tax charge of $16 million or $0.56 per share, Apogee had net earnings of $5.8 million or $0.20 per share.

The nonrecurring charge, which was announced in a November 21 press release, includes amounts for restructuring activities and other nonrecurring items related to the New Construction unit of the Building Products & Services segment, which is mainly involved in the curtainwall business. The restructuring plan involves the closing of the segment's Asian offices and a rationalization of its European operations. After the restructuring is completed, management expects curtainwall operations to be profitable and account for less than 12 percent of the company's total revenues, with a focus on the U.S. and United Kingdom markets.

"Glass Technologies continues to generate outstanding growth, but Apogee's earnings decreased overall in the third quarter due to disappointments we are addressing in our other two business segments," said Donald W. Goldfus, Chairman, Chief Executive Officer and President. "In Building Products & Services, we are significantly reducing the scope of our curtainwall operations to rebuild profitability; in Auto Glass, while sales growth is outpacing the industry, the current market is soft and is putting continued pressure on margins. In response to this pressure, we will be taking significant steps to reduce our cost structure"

                                    -MORE-

Apogee Enterprises, Inc.
Add 2


Goldfus added, "Looking ahead to the fourth quarter, we expect earnings to be down significantly from last year's $0.20 per share, primarily due to continued weakness in the replacement auto glass market. We anticipate further strength in Glass Technologies during the fourth quarter."

Goldfus concluded, "We are in the midst of dramatic changes at Apogee that we believe will create exciting opportunities for our shareholders. With the aggressive expansion of our Glass Technologies businesses and the significantly reduced scope of our curtainwall operations, Apogee will look a lot different in the future, with substantially greater potential for growth in earnings and shareholder value."

Glass Technologies - Strong Growth Continues
Glass Technologies operating income rose 26 percent in the third quarter to $8.2 million, as sales increased 23 percent to $61.4 million. Most of the sales growth was driven by Viracon, the segment's largest business, which boosted its productivity with higher unit volumes. In addition, Tru Vue turned in a solid quarter, bolstered by sales in advance of the retail holiday season.

Viratec had a mixed quarter. The Company generated solid orders for its coating of curved glass surfaces for cathode ray tubes (CaRT-REG-), which continued to operate at a modest profit. During the quarter, Viratec also added 50 percent additional capacity to its CaRT line. However, Viratec's overall results were diminished by its flat glass coating operation, which experienced an unusual amount of production downtime due to an ongoing capacity expansion. Goldfus said the coater has returned to productive operation and Viratec's 50 percent capacity expansion is now completed.

Auto Glass - Higher Sales, But Margin Pressures Industrywide Reduce Income
Auto Glass sales rose 14 percent to $84.0 million, as the segment growth continued to outpace the industry in a seasonally slow quarter. About half of the sales growth was due to the fourth quarter fiscal 1997 acquisition of Portland Glass. However, margin pressures increased industrywide, leading to a 24 percent decrease in operating income to $3.0 million. Most of the profit weakness was at the segment's largest business, Harmon AutoGlass. Overall, market data indicates that unit demand for replacement auto glass in the U.S. fell significantly year over year. At the close of the third quarter, Harmon had 327 retail locations in over 40 states.

Goldfus noted that he doesn't expect Auto Glass fourth quarter operating income to match last year's $1.3 million. The fourth quarter is seasonally the weakest for the Auto Glass segment, and an operating loss is possible. He emphasized that the segment is taking decisive steps to reduce its cost structure, particularly in the retail operation.

                                    -MORE-

Apogee Enterprises, Inc.
Add 3

Building Products & Services -- Loss due to Charge for Curtainwall Operations Due to a previously announced $26 million pre-tax charge and other costs related to its curtainwall operations, the Building Products & Services segment reported a loss of $27.5 million in the third quarter compared with operating income of $677,000 in the prior year. Excluding the charge, the segment had a loss of $5.0 million, mainly due to foreign currency translation losses, principally in Malaysia, where the company still holds retainage receivables related to several projects, including the already completed Kuala Lumpur City Centre, and due to additional cost over-runs at one project in Europe. Overall, the segment's sales increased 2 percent to $109.0 million.

Aside from the international curtainwall operations, Goldfus said the segment had a decent quarter. U.S. Curtainwall operations were strong during the period, aided by the completion of the Getty Museum project. The Full Service unit continued to do well and the Architectural Products unit more than doubled its operating income from the prior year.

Goldfus added, "Building Products & Services' fourth quarter operating income will come in below the $2.2 million of a year ago. Primarily, one current project in Europe is operating with no margin, which could result in operating losses over the next one or two quarters until it is completed. In addition, with the financial crisis in Asia, it's possible that we may experience more foreign currency translation losses."

Nine-Month Results
For the nine-month period ended November 29, 1997, Apogee's net earnings were $6.0 million or $0.21 per share, compared with $20.6 million or $0.74 per share, reflecting Apogee's 2:1 stock split effective February 14, 1997. Excluding the $16.0 million or $0.56 per share charge in the third quarter related to the curtainwall business, nine-month net earnings were $22.0 million or $0.77 per share. Operating income was $13.4 million for the nine-month period, compared with $37.4 million a year ago, as a strong increase at Glass Technologies and a modest rise at Auto Glass was partially offset by an operating loss at Building Products & Services. Consolidated sales increased 5 percent to $748.8 million for the nine-month period. Double-digit sales increased at Glass Technologies and Auto Glass were offset by a 7 percent decline at Building Products & Services.

Balance Sheet Review
At the close of the third quarter, long-term debt was $136.2 million or 41 percent of the total invested capital. Working capital was $116.7 million compared with $93.6 million in the year-ago quarter. Shareholders' equity was $171.4 million, or $6.14 per share, compared with $156.8 million or $5.74 per share in the same quarter last year, reflecting the 2:1 stock split.

Apogee Enterprises, Inc.
Add 4


CAUTIONARY STATEMENT
The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors should be considered in conjunction with the above forward-looking statements, including changes in economic and market conditions, factors related to competitive pricing, commercial building market conditions, management of growth or restructuring of core business units, expected cost savings from the restructuring cannot be fully realized or realized within the expected time frame, revenues following the restructuring are lower than expected, costs or difficulties related to the operation of the businesses or execution of the restructuring are greater than expected, the realization of expected economies gained through expansion and information systems technology, the impact of foreign currency markets and other factors are set forth in the cautionary statements included in Exhibit 99 to Apogee's Form 10-K filed with the Securities and Exchange Commission. Apogee wishes to caution investors and others to review the statements set forth in Exhibit 99 and that other factors may prove to be important in affecting Apogee's business or results of operations.

Apogee Enterprises, Inc. is a leading fabricator, distributor and installer of value-added glass products and systems. The company is organized into three operating segments: Building Products & Services (BPS), Glass Technologies (GT) and Auto Glass (AG). Headquartered in Minneapolis, the company's stock is traded on the Nasdaq Stock Market under the symbol APOG.

For more information on Apogee Enterprises, Inc. via facsimile at no cost, simply dial 1-800-PRO-INFO and enter the company code ticker APOG.

                          Financial tables follow...

Apogee Enterprises, Inc.
Add 5


                   APOGEE ENTERPRISES, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                  (Unaudited)

                                                 Thirteen          Thirteen              Thirty-nine   Thirty-nine
                                                Weeks Ended       Weeks Ended            Weeks Ended   Weeks Ended
                                                November 29,      November 30,    %      November 29,  November 30,     %
                                                   1997              1996       Change      1996          1996       Change
                                             -----------------   ------------   ------   -----------   -----------   ------
Net sales                                        $ 250,946         $ 228,781      10%     $ 748,800     $ 710,543       5%
Cost of goods sold                                 208,924           187,356      12%       612,245       585,298       5%
                                                 ---------         ---------    ------    ---------      --------     ----
     Gross profit                                   42,022            41,425       1%      136,555        125,245       9%
Selling, general and administrative
  expenses                                          32,560            28,942      13%       97,134         87,881      11%
Provision for restructuring and other
  unusual items                                     26,031                 -       N/M      26,031              -      N/M
                                                 ---------         ---------    ------    ---------      --------     ----
     Operating income                              (16,569)           12,483     -233%      13,390         37,364     -64%
Interest expense, net                                1,510             1,912      -21%       5,569          6,168     -10%
                                                 ---------         ---------    ------    ---------      --------     ----
     Earnings before income taxes and
       other items below                           (18,079)           10,571     -271%       7,821         31,196     -75%
Income taxes                                        (7,894)            3,667     -315%       1,171         11,250     -90%
Equity in net loss of
  affiliates                                           250                 -       N/M         654             60     990%
Minority interest                                        -              (698)    -100%           -           (672)   -100%
                                                 ---------         ---------    ------    ---------      --------     ----
     Net earnings (loss)                         $ (10,435)        $   7,602     -237%    $  5,996       $ 20,558     -71%
                                                 =========         =========    ======    =========      ========     ====

Earnings (loss) per share                           ($0.37)            $0.27     -237%       $0.21          $0.74     -72%

Average common and common
  equivalent shares outstanding                 28,545,079        28,053,494        2%   28,498,535    27,910,264       2%

Cash dividends per common share                     $0.050            $0.045       11%       $0.140        $0.125      12%

-------------------------------------------------------------------------------

                         BUSINESS SEGMENTS INFORMATION
                                  (Unaudited)

                                                 Thirteen          Thirteen              Thirty-nine   Thirty-nine
                                                Weeks Ended       Weeks Ended            Weeks Ended   Weeks Ended
                                                November 29,      November 30,    %      November 29,  November 30,     %
                                                   1997              1996       Change      1996          1996       Change
                                             -----------------   ------------   ------   -----------   -----------   ------
Sales
Glass technologies                                $61,431           $50,133       23%     $171,481       $143,876     19%
Auto glass                                         83,971            73,553       14%      271,524        236,400     15%
Building products & services                      109,012           107,347        2%      314,198        338,549     -7%
Eliminations                                       (3,468)           (2,252)      54%       (8,403)        (8,282)     1%
                                                 ---------         ---------    ------    ---------      --------     ----
Total                                             $250,946          $228,781      10%     $748,800       $710,543      5%
                                                 =========         =========    ======    =========      ========     ====

Operating Income (Loss)
Glass technologies                                $  8,228          $  6,535      26%     $ 21,412       $ 14,462      48%
Auto glass                                           2,953             3,891     -24%       20,715         18,865      10%
Building products & services                       (27,473)              677      N/M      (28,113)         3,363      N/M
Corporate and other                                   (277)            1,380      N/M         (624)           674      N/M
                                                 ---------         ---------    ------    ---------      --------     ----
Total                                             ($16,569)         $ 12,483      N/M     $ 13,390       $ 37,364      N/M
                                                 =========         =========    ======    =========      ========     ====

                                      ---